Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter of 2008

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 12, 2008--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2008.

The Company incurred a net loss of $40,795 on net revenues of $13,236,420 for the three months ended September 30, 2008, compared to net income of $589,992 on net revenues of $15,522,631 for the same period in 2007. Net income was $422,666 on revenues of $37,241,376 for the nine months ended September 30, 2008, compared to net income of $1,985,362 on net revenues of $41,617,243 for the same period in 2007. Diluted loss per share for the third quarter of 2008 was $.01 compared to diluted earnings per share of $.14 for the third quarter of 2007. Diluted earnings per share for the nine month period ended September 30, 2008 was $.10 compared to diluted earnings per share of $.47 for the nine month period ended September 30, 2007.

Net revenue for the third quarter of $13.2 million decreased 14.7% when compared to net revenue in the third quarter ended September 30, 2007. This decrease is primarily due to an 18.7% decrease in Card Club revenues, a 14.9% decrease in pari-mutuel revenues, and a decrease in concessions revenues of 5.7% compared to the third quarter of 2007. Operating expenses decreased approximately $1.4 million, or 9.2%, in the three months ended September 30, 2008 compared to the third quarter last year. Further results for the third quarter and first nine months of 2008 are presented in the accompanying table.

“A number of factors converged to substantially reduce our revenues and earnings in the third quarter as compared to the same period in 2007,” stated Randy Sampson, Canterbury Park’s President and CEO. “First, the widening decline in the economy not only adversely affected the Company’s results but was a significant challenge to our entire industry. Rising unemployment, the credit crisis and financial market volatility all contributed to reduced consumer confidence and a decline in discretionary spending on gaming and horse racing in our region and throughout the country. Second, in the third quarter, we experienced the full impact of direct competition in our market from Running Aces Harness Park. At the beginning of the third quarter, Running Aces opened its new, 50-table card room, which complemented the all breed simulcasting and live harness racing it began offering in the second quarter of 2008. Finally, we continue to feel the negative impact on our business of the statewide smoking ban that took effect after the end of our 2007 third quarter and that places us at a competitive disadvantage to Native American casinos that are not subject to this law.”

To cope with these multiple challenges to our business, the Company has put in place several strategic cost cutting initiatives. One such initiative was a reduction in its workforce of roughly 10% that was announced on October 24, 2008. “This was a very difficult decision because of the impact it had on many talented and loyal employees,” stated Mr. Sampson, “But this action was necessary given the challenges that we currently face. On the other hand, because our balance sheet remains strong, we believe that we are well-positioned to weather the current economic environment even as we continue to search for other ways to increase revenues and reduce expenses in an increasingly competitive environment.”

About Canterbury Park: One of Minnesota’s largest and well-known entertainment venues, Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Club hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, admissions, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement: This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007

Operating Revenues, (net)	$13,236,420	$15,522,631	$37,241,376	$41,617,243

Operating Expenses	$13,280,862	$14,633,716	$36,551,066	$38,474,910

Non-Operating Income, (net)	$14,845	$97,877	$97,156	$251,629

(Loss) Income before Income Tax Expense	($29,597)	$986,792	$787,466	$3,393,962

Income Tax Expense	$11,198	$396,800	$364,800	$1,408,600

Net (Loss) Income	($40,795)	$589,992	$422,666	$1,985,362

Basic Net (Loss) Income Per Common Share	($0.01)	$0.14	$0.11	$0.49

Diluted Net (Loss) Income Per Common Share	($0.01)	$0.14	$0.10	$0.47

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223